Exhibit 10.1

Amount: $740,000.00	Date: 7/13/2006
RURAL DEVELOPMENT LOAN AGREEMENT
     THIS AGREEMENT dated as of the date first written above between Western Iowa Energy, LLC., a limited liability company organized and existing under the laws of the State of Iowa (the “Borrower”) and Glidden Rural Electric Cooperative of Glidden, Iowa, a cooperative corporation organized and existing under the laws of the State of Iowa, (“Glidden”) sets forth the terms and understandings between the Borrower and Glidden regarding a loan (the “Loan”) Glidden is making to the Borrower pursuant to Section 313 of the Rural Electrification Act of 1936, as amended (the “Act”) and 7 C.F.R. Part 1703, Subpart B — Rural Economic Development Loan and Grant Program (the “Regulations”).
     Glidden has filed an application and supporting material (collectively, the “Application Materials”) with the United States of America (the “Government”) pursuant to 7 C.F.R. Section 1703.34 requesting the Loan for promoting rural economic development.
     The Government wishes to make the Loan to Glidden from the Rural Economic Development Subaccount within the Rural Electrification and Telephone Revolving Fund pursuant to Section 313 of the Act to finance the Rural development project (the “Project”) more particularly described in the Letter of Agreement (the “Letter of Agreement”) between the Government and Glidden dated February 27, 2006.
     Glidden wishes to make a loan to Borrower for the purposes described in the Application Materials.
     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN CONTAINED, GLIDDEN AND BORROWER AGREE AS FOLLOWS:
1.	Loan Terms.
A.	Glidden shall lend Seven Hundred Forty Thousand Dollars ($740,000.00) to the Borrower, and the proceeds of the Loan shall be used solely: (a) to finance the construction of a bio-diesel manufacturing facility in Wall Lake, Iowa (the Approved Purpose) as set forth in the Application Materials, or (b) to reimburse short-term financing and expenditures for the Approved Purpose. The proceeds of the Loan shall not be used to finance any costs or retire any indebtedness for the Approved Purpose incurred prior to the Government’s receipt on June 15, 2005, of the Application Materials.
B.	Glidden shall advance the proceeds of the Loan to the Borrower in one disbursement at the time of closing.

C.	The Borrower shall repay the Loan in accordance with the note to be executed by the Borrower and made payable to Glidden. The Borrower shall begin to repay the Loan on the date set forth in the note and shall continue paying without interruption until all indebtedness associated with the Loan has been repaid in full on or before the tenth anniversary of the date of the note.

D.	The Loan will not bear interest although indebtedness not paid when due will be subjected to late charges and other charges provided in the note described below.

E.	If the Borrower fails to satisfy all conditions, requirements and terms prerequisite to the advance of the proceeds of the Loan from Glidden to the Borrower as set forth in this Agreement before the first anniversary of the date of this Agreement, or such later date as Glidden at its discretion may approve in writing in furtherance of the purposes of the Act, the Loan Commitment shall be considered rescinded.

F.	In order to secure performance of its obligations hereunder and under the Note, the Borrower shall provide Glidden with an Irrevocable Letter of Credit in a form acceptable to Glidden and in an amount equal to the Principal amount of the Note, with Glidden designated as the beneficiary of said Irrevocable Letter of Credit.

2.	Affirmative Covenants.

A.	The Borrower shall execute and deliver its promissory note (the “Note”) to Glidden in the form attached hereto in order to evidence its obligation to repay the Loan by the terms of this Agreement, the Letter of Agreement and the Note. The Borrower shall pay all indebtedness evidenced by the Note in the manner and at the times described therein.

B.	The Borrower shall promptly use the proceeds of the Loan only in the manner and exclusively for the purposes set forth in the Application Materials as previously approved by The Government and in accordance with the Letter of Agreement between The Government and Glidden, and this Agreement and the Regulations (as they may be amended from time to time). No changes may be made in the foregoing without the prior written approval of Glidden and the Government. Until disbursed by the Borrower for authorized Loan purposes, the Borrower shall deposit the Loan Proceeds in a separate bank account which is fully insured by the Federal Deposit Insurance Corporation.

C.	The Borrower shall return to Glidden as a prepayment on the Note all proceeds of the Loan, including any interest earned on the proceeds of the Loan, which have not been expended by the Borrower for authorized Loan purposes before the second anniversary of the date of the advance of the proceeds of the Loan from Glidden to the Borrower, or such later date as Glidden at its discretion may approve in writing in furtherance of the purposes of the Act.

D.	The Borrower shall make all payments on the Note by using a reasonable method of payment specified by Glidden.

E.	The Borrower agrees to provide to Glidden (a) an itemized list with attached invoices, receipts, bills of sale, and other evidence that shows the expenditures made on the Project for the Approved Purpose using the proceeds of the Loan and (b) a signed certification from an authorized official of Borrower to the effect “I certify that the proceeds of the Rural Economic Development Loan from Glidden were expended on the approved purposes shown on this list and the attached invoices, receipts, bills of sale, and other evidence represent the items shown on this list.” Such invoices, receipts, bills of sale, and other evidence must at least total the amount of funds that have been provided to Borrower using the proceeds of the Loan. The certified list must be provided upon completion of the Project, or by the first anniversary of the date of the advance of funds to Borrower, whichever occurs first. If all funds have not been expended by the first anniversary, Borrower must provide to Glidden a certified list of current expenditures and a statement of its intended expenditure schedule. Upon completion of the Project, Borrower must provide to Glidden a final certified list of the expenditures, including the attachments. A duplicate certified listing of expenditures shall also be submitted to RBS for its files.
F.	The Borrower shall permit Glidden officials and officials of The Government to inspect and copy its records about the Project during regular business hours. Representatives of Glidden and The Government may inspect the Project itself during regular business hours.
G.	The Borrower shall comply with the Regulations, as they may be amended from time to time, including, without limitation, any federal regulations or federal statutes which the Regulations identify as being applicable to activities contemplated by the Application Materials or this Agreement.
H.	So long as the Borrower remains obligated to Glidden under the terms of any financial assistance previously or subsequently extended under the Act, the Borrower shall fully perform all obligations to Glidden which the Borrower has undertaken concerning such assistance.
I.	Upon completion of the Project, Borrower shall provide to Glidden and the Government a Management Representation Letter, a copy of which is attached hereto as Exhibit “A,” typed on the Borrower’s letterhead and duly executed by an authorized officer of the Borrower.
J.	The Borrower shall complete the certification form, Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion-Lower Tier Covered Transactions, attached hereto as Exhibit “B.” In addition, Borrower shall ensure that the certification form is completed by all applicable parties in conjunction with any lower-tier transactions involving the Project.

3.	Negative Covenant.
     The Borrower shall not enter into or request Glidden to approve any agreements which would permit third parties to fund, develop, manage, own, lease or operate the Project in a manner that would violate the Regulations or this Agreement if the Borrower were to undertake such activity in its own name.
4.	Representations and Warranties.
The Borrower represents and warrants that on and as of the date first set forth above:
A.	The Borrower has been duly organized and is validly- existing as a as a corporation in good standing, with authority to do business in the State of Iowa, and with the power and authority to perform its obligations under this Agreement, the Note and the Regulations.
B.	This Agreement and the Note have been duly authorized, executed and delivered by the Borrower and such documents constitute the legal and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to (i) applicable laws of general application relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.
C.	The execution or the delivery by the Borrower of this Agreement, the Security Agreement and the Note; the consummation of the transactions contemplated herein or therein; and the fulfillment by the Borrower of the terms hereof or thereof, do not conflict with or violate, result in a breach of or constitute a default under any term or provision of the organizational documents of the Borrower or any law or regulation or any order now applicable to the Borrower of any court, regulatory body having jurisdiction over the Borrower, or the terms of any indenture, deed of trust, mortgage, note, note agreement or instrument to which the Borrower or any of its properties is bound. The Borrower has not received any notice from any other party to any of the foregoing that a default has occurred or that any event or condition exist that with the giving of notice or lapse of time or both would constitute such a default.
D.	No approval, authorization, consent, order, registration, filing, qualification, license or permit of or with any state or federal court or governmental agency or body having jurisdiction over the Borrower is required by the Borrower for the consummation by the Borrower of the transactions contemplated by this Agreement, the Letter of Agreement, the Security Agreement, and the Note except such as have been obtained.

E.	There is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator concerning the Borrower, this Agreement, the Letter of Agreement or the Note which, if adversely determined, would have a material adverse effect on the Borrowers ability to perform its obligations under this Agreement, the Letter of Agreement or the Note.
F.	All information, reports and other papers and data furnished to Glidden by the Borrower concerning the preapplication and application of the Borrower for the Loan were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give Glidden a true and accurate knowledge of the subject matter and no document furnished or other written statement made to Glidden in connection with the Loan contains any untrue statement of a fact material to the financial condition of the Borrower or the Project or omits to state such a material fact necessary in order to make the statements contained therein not misleading.

G.	The Borrower has reviewed the Regulations and understands and accepts the requirements which the Regulations impose upon it.

H.	The Borrower does not expect or intend the Project to result primarily in the transfer of any existing employment or business activity from one area to another.

5.	Default.

A.	Upon the occurrence of an event: of default as defined in this Agreement, the holder of the Note may declare all or any portion of the indebtedness arising under this Agreement, including indebtedness evidenced by the Note, to be immediately due and payable and may proceed to enforce its rights under this Agreement and the Note.

B.	As used in this Agreement, the term “event of default” shall mean the occurrence of any of the following:

(1)	Any principal installment is not paid within ten (10) days of the date on which it is required to be made, whether by acceleration or note;

(2)	Failure, inability or unwillingness of the Borrower to carry out or comply with, or cause to be carried out or complied with, the specific undertakings described in the Application Materials;

(3)	Any representation or warranty made by the Borrower herein, in the Application Materials, or in any certificate or report furnished by or on behalf of the Borrower about any of the foregoing shall prove to be false, incomplete or incorrect in any material respect;

(4)	Default shall be made in due observance or performance of any of the covenants, conditions or agreements of the Borrower, and such default shall continue for thirty (30) days after written notice specifying such default and requiring the same to be remedied shall have been given to the Borrower by the holder of the Note;

(5)	An event of default shall have occurred and be continuing under any mortgage of the Borrower which secures any form of financial assistance heretofore or hereafter furnished to the Borrower by Glidden;

(6)	Commencement of a case in bankruptcy by or against the Borrower;
(7)	Application for appointment of a receiver for, making a general assignment for the benefit of creditors by, or insolvency of the Borrower; or
(8)	Violation of the Regulations in any material respect, by trustees or other officials, employees or agents of the Borrower, and such violation shall continue for a period of thirty (30) days without being rectified to the satisfaction of Glidden after written notice specifying such default and requiring the same to be rectified has been given by Glidden to the Borrower.

6.	Miscellaneous.
A.	Every right or remedy herein conferred upon or reserved to the holder of the Note shall be cumulative and shall be in addition to every other right and remedy now or hereafter existing at law or in equity, or by statute or regulation.
B.	The invalidity of any one or more phrases, clauses, sentences, paragraphs or provisions of this Agreement shall not affect the remaining portions hereof.
C.	In the event that Glidden shall sell the Note to an insured purchaser, Glidden and not the insured purchaser, shall be considered to be, and shall have the rights of, the holder of the Note for purposes of this Agreement.
D.	This Loan Agreement is entered into between the parties concerning a zero interest loan which Glidden is making to the Borrower pursuant to § 313 of the Rural Electrification Act of 1936 as amended, to promote rural economic development and job creation projects. Accordingly, so long as Glidden shall, under the terms of this Agreement, be the holder of the Note, this Agreement and the Note shall each he governed by and construed in accordance with the laws of the United States and the regulations of the Rural Utilities Service.
     IN WITNESS WHEREOF, WESTERN IOWA ENERGY, LLC, as Borrower, has caused this Loan Agreement to be signed in its name and its seal to he hereunto affixed and attested by its duly authorized officials thereunto, and GLIDDEN RURAL ELECTRIC

COOPERATIVE, has caused this Loan Agreement to be duly executed in its behalf, all as of the day and year first written above.

WESTERN IOWA ENERGY, LLC
By:	/s/ John Geake

(SEAL)

NOTARIAL	SHARON FERTIG
SEAL	Commission Number 736092
« «	MY COMMISSION EXPIRES
IOWA	8-15-08

GLIDDEN RURAL ELECTRIC COOPERATIVE
(SEAL)
	By:	/s/ John J. Schumacher
President

ATTEST:

/s/ Mark Ludwig
Secretary

PROMISSORY NOTE

$740,000.00	Date:	July 13, 2006
     FOR VALUE RECEIVED, WESTERN IOWA ENERGY, LI,C, an Iowa Limited Liability Company, with a principal place of business in Wall Lake, Iowa (the “Maker”), promises to pay to the order of GLIDDEN RURAL ELECTRIC COOPERATIVE, a corporation duly organized and existing under the laws of the State of Iowa, with its principal place of business in Glidden, Iowa, (hereinafter “Glidden”), at the times and in the manner hereinafter provided, the sum of Seven Hundred Forty Thousand Dollars ($740,000.00), without interest in monthly installments of Six Thousand Eight Hundred Fifty-One Dollars and 86/100 ($6,851.86), on the last day of the month beginning with twelve months after the date written above, and continuing on the last. day of each month thereafter until the principal sum stated above has been paid in full on or before the final maturity date of this Note which shall be on the tenth (10th) anniversary of the first advance of funds hereunder. Maker shall have the right to prepay the obligation set forth in this Note in whole or in part at any time without penalty; provided, however, that in the event of a partial prepayment, the maker shall continue to be obligated to pay off the balance of this Note at the times and in the amounts specified herein. This Note shall be secured by a declining balance Standby Irrevocable Letter of Credit, as more particularly described in the Loan Agreement executed contemporaneously herewith.
     Demand, presentment, protest, notice of protest, and notice of dishonor are hereby waived.
     In the event of nonpayment when due of any payment due under this Note or if any event of default occurs under the Rural Development Loan Agreement described below, and such nonpayment or event of default continues for a period of thirty (30) days, then at the option of the holder of this Note, all of the amount then owing under this Note shall immediately become due and payable. The failure to assert this right shall not be deemed a waiver.
     So long as this Note shall be held by Glidden, the Maker shall pay a late charge on any payment not made within ten (10) days of the date it becomes due as originally scheduled or otherwise. The late charge shall be computed on the payment from the due date at a rate equal to the rate of the current value of funds to the United States Treasury as prescribed and published by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletins annually or quarterly, as the case may be, in accordance with 31 U.S.C. § 3713. In addition, Maker shall reimburse and pay Glidden for any cost or expenses it incurs in attempting to collect under this Note, including reasonable attorney fees and any penalties imposed by the Government. If this Note is transferred by Glidden, whether for collection or otherwise, any payment not paid in ten (10) days of the date it becomes due, as originally scheduled or otherwise, shall thereafter be subject to a late charge computed from the due date at a rate equal to the judgment rate prescribed by the State of Iowa. In such event, the Maker shall also pay the Transferee for all reasonable costs and expenses of collection.

     Amounts received on account of indebtedness evidenced by this Note shall be applied as follows: first to expenses, costs and penalties; second to late charges; third to principal payments which are past due; and fourth to principal installments not yet due.
This Note is given in accordance with, and is required by, the terms and conditions of a certain Rural Economic Development Loan Agreement between the parties dated as of February 27, 2006, and evidences indebtedness created by a loan made for the purpose of promoting rural economic development and job creation projects. Accordingly, so long as this Note is held by Glidden, it shall he governed by and construed in accordance with the laws of the United States and the Regulations of the Rural Utilities Service.
IN WITNESS WHEREOF, the Maker has caused this Note to be executed in its corporate name and its corporate seal to be affixed and attested by its duly authorized officers, all as of the day and year first above written.

WESTERN IOWA ENERGY, LLC
(Seal)
By /s/ John Geake

ATTEST:
_____________________________

2

Western Iowa Energy, 1220 S. Center Street • P.O. Box 399 • Wall Lake, Iowa 51466 712-664-2173 • 866-664-2173 • fax 712-664-2183 www.westerniowaenergy.com

Supplemental Financing:

	Source of Funds:		Amount:

1.	CoBank, Omaha, NE 68154		$18,000,000

2.			—

		Total	$18,000,000
I certify that the funding listed above has been obtained or has been committed to the project described in the application materials submitted to the Glidden Rural Electric Cooperative and the USDA Rural Development.

/s/ Chris Daniel	7-18-06
Signature of Authorized Official of Ultimate	Date
Recipient

STANDBY LETTER OF CREDIT REIMBURSEMENT AGREEMENT
To:     CoBank, ACB
In consideration of your issuing the Standby Letter of Credit (herein called the “Credit”) applied for by the application on the reverse side hereof, we hereby agree as follows:
1. We will pay you on demand at such place and in such manner as you shall direct, in United States currency and in immediately available funds, the amount of each draft drawn or instrument paid under the Credit, as well as commission and customary charges associated with the issuance of Credit. If the Credit is payable in a foreign currency, we will pay you on demand an amount in United States currency equivalent to your actual cost of settling your obligation in the foreign currency. We also authorize you to charge our accounts with you for all moneys so paid or for which you become liable under the Credit. In addition to commissions, fees, and amounts otherwise payable with respect to the issuance of the Credit, we shall pay you on demand such amounts as you shall determine are necessary to compensate you for any cost attributable to your issuing or having outstanding such Credit resulting from the application of any law or regulation concerning any reserve, assessment, capital adequacy or similar requirements relating to letters of credit, or the reimbursement agreements with respect thereto, or to similar liabilities or assets of banks, whether existing at the time of the issuance of the. Credit or adopted thereafter. Each payment hereunder shall be made with interest from the date of payment by you to the date of reimbursement by us at the rate announced by you from time to time during that period as your Base Rate.
2. In furtherance and extension and not in limitation of the specific provisions set forth above, we agree: (a) that you and your correspondents may receive and accept or pay us complying with the terms of the Credit any drafts, documents, or certificates, otherwise in order, signed by any person purporting to be an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under the Credit to draw or issue such instruments or other documents; (b) that any action taken or omitted by you or by your correspondents under or in connection with the Credit, if taken or omitted with honesty in fact, shall be binding on us and shall not put you or your correspondents under any resulting liability to us; (c) that you shall not he responsible for any act, error, neglect. default, omission, insolvency or failure in business of any of your correspondents; and (d) that we will indemnify you against and hold you harmless from all loss, damage, cost and expense (including attorneys’ fees and expenses) arising out of (i) your issuance of or any other action taken by you in connection with, the Credit, other than loss or damage resulting from your gross negligence or willful misconduct, and (ii) claims or legal proceedings incident to the collection of amounts owed by us hereunder, or the enforcement of your rights or the rights of others under the Credit, including, without limitation, legal proceedings relating to any court order, injunction or other process or decree restraining or seeking to restrain you from paying any amount under the Credit.
3. In the event (a) we fail to make any payment owing hereunder when the same shall become due and payable; or (b) we make an assignment for the benefit of creditors; or (c) we apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for ourselves or any of our property; or (d) we commence or have commenced against us any proceeding under any bankruptcy reorganization, arrangement, re adjustment of debt, dissolution, or liquidation law or statue of any jurisdiction; or (e) we are in default to you under any other agreement between us; or (f) any governmental regulatory authority takes or institutes action which, in your opinion, will affect our ability to reimburse you hereunder, then, in any such event, the amount of the Credit, together with any amounts payable by us in connection therewith, shall, at your option, become immediately due and payable. To the extent that any amount paid by us pursuant to this Section 3 shall not then be due under the terms of the Credit, such payment shall serve as security for our obligation to indemnify you for any amounts subsequently disbursed by you pursuant to the Credit. Furthermore, upon the institution of any legal proceeding as described in, or similar to those described in, Section 2(d)(ii), hereof, or in the event a deterioration in our financial condition causes you to feel insecure with regard to our ability to reimburse you hereunder, we will, on demand,, assign and deliver to you, as security for our obligation to indemnify you, collateral of a type and value satisfactory to you, or make such cash payment as you may require.
4. This Agreement and your rights hereunder shall continue unimpaired, and we shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by you, with or without notice to or approval by us, in respect of our indebtedness to you under this Agreement.
5. You shall be fully protected in, and shall incur no liability to us for, acting upon any oral, telephone, teleprocess or other instructions which you in good faith believe to have been given by any authorized person, and in no event shall you be liable for special, consequential or punitive damages. You may, at your option, use any means of verifying any instructions received by you and may also, at your option, refuse to act on any oral, telephone, teleprocess or other instruction or any part thereof; without incurring any responsibility for any loss, liability or expenses arising out of such refusal.
6. The Uniform Customs and Practice as most recently published by the International Chamber of Commerce (hereafter called the “UCP”) shall in all respects be deemed a part hereof as fully as if incorporated herein, and shall apply to the Credit. This agreement shall he governed by the laws of the State of the United States of America in which the Credit is issued, except to the extent that such laws are inconsistent with the UCP. We hereby irrevocably agree to submit to the jurisdiction of the courts of that State and of any United States District Court in that State for the resolution of any disputes hereunder. In any such proceeding, service of process may be made upon us by registered or certified mail addressed to us at the address set forth herein, or at the last known address your records reflect for us.
7. If any provision or clause of the Agreement or the application thereof to any person or circumstance is invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions, clauses or applications of this Agreement which can be given effect, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision, clause or application had never been contained herein.
8. This Agreement shall be binding upon our respective successors and permitted assigns and shall inure to the benefit of and be enforceable by you, your successors and assigns; provided, however, that without your consent we cannot assign our rights or obligations hereunder. You may assign or transfer this Agreement.
9. During the continuance of any default enumerated in Section 3 hereof, any sums credited by or due from you to us may be set off, without prior notice, against any liabilities, direct or indirect, absolute or contingent, due or to become due, now existing, or hereafter arising, that we may have to you.
We waive notice of your acceptance of this Agreement.

6/28/06	X /s/ John Geake

Date	Authorized Signature
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